EXHIBIT 10.1
DISTRIBUTION AGREEMENT
     This Agreement (“Agreement”) is entered into as of the last date executed below (the “Effective Date”) and is by and among BioMimetic Therapeutics, Inc. having its principal office located at 389 Nichol Mill Lane, Franklin, TN 37067 USA (“Manufacturer”), and Joint Solutions Alliance Corporation having its principal office located at 975 Fraser Drive, Unit 18, Burlington, ON L7L 4X8 Canada (“Distributor”)(each, individually a “Party” and collectively the “Parties”).
RECITALS
     WHEREAS Manufacturer is engaged in the business of manufacturing bio-active drug-device combination products for the healing of musculoskeletal injuries and disease, including orthopedic, spine and sports injury applications, including the Products (as hereinafter defined); and
     WHEREAS Distributor is engaged in the business of selling and marketing goods manufactured by others in the Territory (as hereinafter defined), including products similar or related to the Products; and
     WHEREAS Distributor is desirous of being appointed an exclusive distributor of the Products in the Territory.
     NOW THEREFORE, In consideration of the mutual covenants and agreements herein contained, Manufacturer and Distributor do hereby agree as follows:
1. Definitions.
     1.01. Approval Date. The term “Approval Date” shall mean the date that Manufacturer is granted marketing authorization within the Territory to market and sell the Products.
     1.02. Products. The term “Products” shall include the products listed in EXHIBIT A. Manufacturer shall have the right to modify, alter, improve, change, add to or discontinue any or all the Products, but Manufacturer shall only discontinue a Product upon ** days’ prior written notice to Distributor.
     1.03. Specifications. The term “Specification” as to any Product shall refer to the specifications set forth for such product in EXHIBIT A.
     1.04. Territory. The term “Territory” shall include the country of Canada.
     1.05. Field. The term “Field” shall include Products for treating indications within or below the neck in humans, and shall expressly exclude all veterinary applications.

**	REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

2. Exclusive Distributorship.
     2.01. Grant of Distributorship. Manufacturer hereby grants to Distributor the exclusive right to sell the Products within the Field during the Term (as hereinafter defined) to customers located within the Territory for delivery in the Territory all in accordance with the terms and conditions set forth herein and subject to the Sales Restriction set forth below. Distributor is not authorized to sell the Products for delivery outside the Territory or outside the Field unless Distributor has received the prior written consent of Manufacturer.
     2.02. Sales Restriction. Distributor shall only be permitted to market and sell Products (directly or indirectly) to customers who do not have a valid dental or veterinary license (“Sales Restriction”). Manufacturer may terminate this Agreement with cause upon ** days notice if Distributor violates this Sales Restriction, provided that Distributor fails to cure such breach within such ** day notice period. Notwithstanding the foregoing, Manufacturer may terminate this Agreement with cause ** if Distributor or Distributor’s subdistributor or subdealer violates the Sales Restriction ** times within any ** period. Distributor shall indemnify Manufacturer for ** that they may be required to pay as a result of Distributor’s or any of its subdistributor’s or subdealer’s violation of the Sales Restriction.
3. Orders and Performance.
     3.01. Rolling Forecasts. Upon a mutually agreed upon date upon the anticipation of the Approval Date, Distributor will provide to Manufacturer an initial forecast of its requirements for the Products during each of the six (6) calendar quarters beginning with the anticipated Approval Date. On the first day of the third month of each calendar quarter thereafter during the term of this Agreement, Distributor shall update the forecasted requirements for each of the calendar quarters covered by the previous forecast and shall include forecasted requirements for an additional calendar quarter. Each forecast provided in accordance herewith shall specify the number of units of the Products required by Distributor in each covered calendar quarter by month in the form set forth in EXHIBIT B. The requirements for the first two quarters covered by each forecast shall be binding. Distributor shall be obligated to purchase and pay for one hundred percent (100%) of the forecasted requirements for such binding calendar quarters, whether or not Distributor issues purchase orders for the forecasted amounts of the Products in accordance with Section 3.02.
     3.02. Purchase Orders. A minimum of ** days prior to Distributor’s requested shipment date for any order of the Products, Distributor shall submit a purchase order to Manufacturer specifying the number of units of Products to which the order relates, the address to which the order should be shipped, and the requested delivery date. No purchase order shall be binding on Manufacturer unless such purchase order conforms to the terms of this Agreement and is acknowledged and accepted in writing by Manufacturer. Manufacturer will use commercially reasonable efforts to fill any purchase order for quantities of the Products that exceed the forecasted requirements for the month in which delivery is requested as promptly as

**	REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

practicable, but Manufacturer cannot guarantee that it will be able to fill any such order by the requested delivery date.
     3.03. Terms of Delivery and Shipment. The terms and conditions of sale shall be those set forth in EXHIBIT D, as modified or supplemented by additional terms of this Agreement. The terms set forth in this Agreement and in EXHIBIT D shall prevail over any inconsistent or additional terms set forth in Distributor’s purchase order. The Products sold to Distributor by Manufacturer shall be shipped ** from the Manufacturer’s manufacturing facility for the Products **, to the destination in the Territory designated by Distributor in the purchase order, unless otherwise agreed by the Parties. Title to the Products shall transfer from the Manufacturer to the Distributor upon delivery to ** at the **. Distributor shall pay all ** associated with shipment, export or import of the Products.
     3.04. Annual Sales Quota. If the Approval Date occurs within the first three (3) quarters of the year, within ** days of the Approval Date, Manufacturer and Distributor shall agree upon a sales quota for the Distributor for the then current calendar year. If the Approval Date occurs within the last quarter of the year, within ** days of the Approval Date, Manufacturer and Distributor shall agree upon a sales quota for the Distributor that shall apply from the Approval Date through the end of the calendar year following the Approval Date. Thereafter, on or before ** of each year, Manufacturer and Distributor shall agree upon a sales quota for the Distributor for the following calendar year. If the Parties are unable to agree upon a sales quota or **. If Distributor fails to achieve ** of its sales quota during any given year, Manufacturer shall have the right, at its sole discretion, to either: (1) terminate this Agreement at anytime thereafter upon ** days notice; (2) **; or (3) **.
     3.05. Addressee of Rolling Forecasts and Firm Orders. All rolling forecasts and purchase orders shall be sent by Distributor to the person at the address identified on EXHIBIT B as such exhibit may be amended from time to time by Manufacturer.
     3.06. Additional or Different Terms. Any rolling forecasts, purchase orders, confirmations, acceptances, advices and similar documents submitted by Distributor in conducting the activities contemplated under this Agreement are for administrative purposes only and any legal terms that may be included on such forms shall not add to or modify the provisions of this Agreement. To the extent there are any conflicts or inconsistencies between this Agreement and any such document, the provisions of this Agreement shall control as to a particular order unless otherwise agreed to in writing by the Parties.
     3.07. Distributor License Responsibilities. Distributor shall be responsible for obtaining all licenses, permits or authorizations required for importing or exporting (returns) of Products.
4. Prices, Payment Terms and Security Interest.
     4.01. Prices. Attached hereto as Exhibit C is Manufacturer’s anticipated price schedule for the Products. Manufacturer shall provide Distributor with a final price schedule following the Approval Date. All prices are exclusive of all **. Said prices shall be subject to change by

**	REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

Manufacturer from time to time by ** days’ prior written notice to Distributor, provided, however, that no such price change shall affect purchase orders accepted by Manufacturer prior to notifying Distributor of such price change or for Products that are delivered prior to the effective date of the price change. The prices at which the Products are resold in the Territory shall be determined **.
     4.02. Terms of Payment. Unless otherwise agreed by the Parties in writing, Manufacturer shall invoice Distributor upon shipping Products. Payment shall be made by Distributor separately for each purchase order accepted by Manufacturer, and Distributor shall remit payment for Products in US Dollars within ** days of the invoice date. In the event such remittance is not made in full within said period, interest shall accrue on moneys outstanding from the due date to the date of payment at the rate of ** (or the maximum legal rate allowed, whichever is less).
     4.03. Security Interest. Manufacturer shall retain title to and a security interest in the Products until all moneys payable hereunder are paid in full. At Manufacturer’s request, Distributor will execute such documents deemed necessary or desirable by Manufacturer to perfect its security interest.
5. Marketing and Advertising.
     5.01. Distributor’s Undertaking. Distributor shall exert its best efforts to promote the sale of the Products in the Territory and to develop a market demand for the same in the Territory. Distributor will market the Products in a professional and ethical manner. Distributor will not sell or market any Products in any part of the Territory where proper regulatory approval has not been obtained, unless approval is not required. Distributor shall advertise the Products throughout the Territory in appropriate advertising media and in a manner insuring proper and adequate publicity for the Products. Distributor shall maintain a sales organization which can be best utilized for the promotion of the sales of the Products, which shall include at least 5 sales representatives assigned to promote the Products.
     5.02. Right to Appoint Subdealers. Distributor shall have the right, at its own discretion, to appoint a subdealer or subdealers to exploit the Products in the Territory in accordance with the grant of the distributorship pursuant to Section 2.01 above; provided that (1) any subdealer shall only sell the Products to end-user customers, and not to any third party for the purpose of resale by such third party; (2) Distributor provides Manufacturer with notice thereof prior to any such appointment that includes (i) the identity of the subdealer; (ii) a description of the products, and the rights being granted to the subdealer; and (iii) the Territory in which the products will be sold by subdealer and (iv) a copy of the subdealer agreement; (3) the subdealer agreement shall be consistent with all the terms and conditions of this Agreement, and shall include Field, Territory and Sales Restrictions consistent with this Agreement; and (4) Distributor shall remain responsible to Manufacturer for the compliance of each such subdealer with the financial and other obligations under this Agreement. Distributor shall not, nor cause or permit any subdealer to, directly or indirectly, sell, solicit orders for or otherwise deal in products which, in the reasonable discretion of Manufacturer, are competitive with the Products.

**	REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

     5.03. Sales Materials. Manufacturer agrees to provide Distributor, at no cost to Distributor, such sales materials with respect to Products as Manufacturer generally makes available to its distributors, including technical specifications, drawings, advertisements and samples, and Distributor may reproduce such materials as reasonably required, provided that all copyright, trademark and other property markings are reproduced. Such materials remain the property of Manufacturer and, except insofar as they are distributed by Distributor in the course of its performance of its duties under this Agreement, must be promptly returned to Manufacturer upon the expiration or termination of this Agreement.
     5.04. Trade Fairs and Exhibitions. Distributor agrees to participate in trade fairs and exhibitions to market the Products in the Territory, including, but not limited to, those designated by Manufacturer in its sole discretion. The cost of the fairs or exhibitions and displays, and the responsibility therefor, shall be determined by the Parties in writing prior to each trade fair or exhibition.
     5.05. Sales Force and Customer Service. Beginning upon the Approval Date, Distributor will maintain a sales force of full-time sales representatives in Canada, who are trained on the Product as well as enough customer service representatives reasonably necessary to support the Product sales in the Territory.
     5.06 Product Specialist. Manufacturer shall be permitted to provide Product Specialists (at Manufacture’s expense) who are trained specialist in the technical aspects of the Products, including the Product design and methods of use. The Product Specialist shall be permitted to work with the Distributor’s sales representatives in promoting the Product, and shall be permitted to attend and participate in sales calls, sales meetings, and sales training sessions.
6. Training.
     6.01. Training for Distributor Personnel. At a mutually agreed upon time following the Effective Date and in advance of an anticipated Approval Date, Manufacturer shall provide Distributor, a technical sales training session for qualified personnel designated by Distributor, provided that Distributor shall be responsible for all expenses for its personnel attending such training session. After the completion of such training, Manufacturer shall provide, at a time mutually convenient for the Parties, without charging any consultation fees to Distributor, one (1) qualified employee of Manufacturer to conduct annual technical sales training at Distributor’s facility in Burlington, Ontario.
7. Product Notifications and Recall.
     7.01. Notification by Distributor. Distributor will: (a) notify Manufacturer in writing of any claim or proceeding involving the Products within five (5) calendar days after Distributor learns of such claim or proceeding; and (b) report promptly to Manufacturer all claimed or suspected defects in the Products. Distributor will notify Manufacturer of all potential adverse experiences and/or injuries, serious and non-serious, no later than five (5) calendar days from the date that Distributor learns of the event. It will be Manufacturer’s sole responsibility to report all adverse experience reports and other pharmacovigilance information to regulatory bodies, worldwide.
     7.02. Recalls. If a product investigation by a party or government office or agency results in a potential product recall or correction of the Products, Manufacturer shall retain full authority and responsibility for decisions on such recall or correction. If Manufacturer decides to conduct a recall or correction, Manufacturer will provide written notice to Distributor that includes a summary of the reason for and implementation of such action. Manufacturer shall provide such information as Distributor may reasonably require to prepare any customer notification of such recall or correction, which notification shall be issued by Distributor.
     7.03. Procedure. Any recall, correction or notification shall be handled in accordance with the recall, correction and customer notification policy and procedures maintained by Manufacturer. Manufacturer shall retain full authority and responsibility for communication with regulatory bodies, worldwide, as it relates to any recall or product notification.
     7.04. Quality Agreement. Prior to the Approval Date, the Parties shall enter into a Quality Agreement which shall set forth each Party’s responsibilities regarding quality matters relating to the Products, and shall include the terms set forth in the attached Exhibit E which describes Distributor’s responsibilities relating to the Canadian Medical Device Regulations (CMDR) and the Global Harmonization Task Force (GHTF) guidance document on Device Adverse Reporting Systems for Canada. Manufacturer shall have the right to perform a pre-qualification audit and subsequent annual audits of Distributor’s facilities to ensure compliance with the above regulations and Manufacturer’s SOPs for storage and handling of the Products. Manufacturer shall provide Distributor with at least two (2) weeks notice in advance of such audit.
8. Confidentiality.
     8.01. Definition. As used in this Agreement, “Confidential Information” means any proprietary or confidential information, technical data, trade secrets or know-how of a Party (the “Disclosing Party”), including, without limitation, product formulations, research, product plans, products, manufacturing techniques, service plans, services, business plans, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems and profit figures, finances and other business information disclosed to the other Party hereto (the “Receiving Party”) by or on behalf of the Disclosing Party, either directly or indirectly, in writing, orally or by drawings or inspection of documents or other tangible property; provided that (a) any Confidential Information disclosed in tangible form will be marked as confidential and/or proprietary information by the Disclosing Party and (b) any Confidential Information disclosed in intangible form will be identified as confidential and/or proprietary information of the Disclosing Party at the time of disclosure and summarized in writing to the Receiving Party within thirty (30) days of its disclosure. The Parties agree that the provisions of this Agreement shall be considered the Confidential Information of both Parties and shall not be disclosed by either Party except as set forth in this Section 8.01.

     8.02. Duties of Confidentiality and Non-Use. During the Term, and for a period of ten (10) years thereafter, the Receiving Party will maintain in confidence all Confidential Information disclosed to it by the Disclosing Party. The Receiving Party shall not use, disclose or grant use of the Disclosing Party’s Confidential Information except as required under this Agreement. To the extent that disclosure is authorized by this Agreement, the Disclosing Party shall obtain prior agreement from its employees, agents, consultants, Affiliates, subcontractors and sublicensees (collectively, the “Representatives”) to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. Each Receiving Party shall use at least the same standard of care as it uses to protect its own Confidential Information to ensure that its Representatives do not disclose or make any unauthorized use of such Confidential Information. Each Receiving Party shall promptly notify the other upon discovery of any unauthorized use or disclosure of Confidential Information.
     8.03. Exceptions. The obligations regarding “Confidential Information” set forth in this Section 8.03 shall not apply to:
     (a) information that, at the time of disclosure, was published, known publicly, or otherwise in the public domain;
     (b) information that after disclosure, is published, becomes known publicly, or otherwise becomes part of the public domain through no fault of the Receiving Party;
     (c) information that, prior to the time of disclosure, is known to the Receiving Party, as evidenced by its written records, and is not then subject to an obligation of confidentiality to any third party;
     (d) information that, after disclosure, is made available to the Receiving Party by a third party under no obligation of confidentiality and without restriction on its further disclosure by the Receiving Party; and
     (e) information that is required to be disclosed pursuant to the order of any court or governmental agency with competent jurisdiction or where disclosure is otherwise required by law (provided, however, that (i) any such disclosure shall not otherwise relieve the Receiving Party of its continuing confidentiality and non-use obligations hereunder with respect to all of the Confidential Information, including the information disclosed by it to the court or agency under this clause, and (ii) the Receiving Party shall give the Disclosing Party reasonable advance notice of any such disclosure and cooperate reasonably with the Disclosing Party in the Disclosing Party’s efforts to object to such disclosure and to obtain the recipient’s agreement to maintain the confidentiality of the Confidential Information disclosed under this clause).
     8.04. Permitted Disclosure. Each Party and its Representatives may disclose Confidential Information to the extent such disclosure is reasonably necessary for the purpose of the implementation of this Agreement to individuals or entities bound by the same terms of this Section 8.04. Each Party may also disclose Confidential Information for purposes of complying with any applicable statute or governmental regulation, and any required disclosure to Health Canada or any other governmental regulatory authority, provided however that such disclosing

Party gives reasonable notice thereof to the nondisclosing Party so that the nondisclosing Party may to appear, object and obtain a protective order or other appropriate relief regarding such disclosure.
9. Representations and Warranties, Limitation of Liability.
     9.01. Authority. Each Party represents and warrants to the other that (a) such Party is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of incorporation or formation; (b) the execution and performance of this Agreement by such Party has been duly authorized by all requisite corporate action; and (c) the execution and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and, to its knowledge, will not violate any law, rule or regulation applicable to such Party.
     9.02. Limited Warranty. Manufacturer grants to Distributor the warranty with respect to the Products set forth in Article 6 of the Statement of Terms and Conditions attached hereto as EXHIBIT D.
     9.03. Exclusive Remedy. In the event of any failure by a shipment of the Products to conform, in any material respect, to the warranty set forth in Article 6 of EXHIBIT D, the only liability of Manufacturer to Distributor, and Distributor’s sole and exclusive remedy, shall be Manufacturer’s use of commercially reasonable efforts to replace the shipment. Only in the event that the Products received by Distributor do not conform to the Warranty and after the use of commercially reasonable efforts to replace the shipment is unsuccessful, Manufacturer shall refund payment to Distributor.
     9.04. Disclaimer of Warranties. EXCEPT AS OTHERWISE SET FORTH HEREIN, MANUFACTURER DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.
10. Indemnification.
     10.01. Indemnification by Manufacturer. Manufacturer shall defend Distributor and its directors, officers and employees and any Affiliate from and against any and all claims and suits brought by an independent third party to the extent based upon, and shall indemnify and hold Distributor and its directors, officers and employees and any independent sales representative harmless from and against any and all losses, damages, penalties, liabilities, judgments, amounts paid in settlement, fines and expenses (including court costs and reasonable fees of attorneys and other professionals) for product liability caused by failure or the Products purchased by Distributor from Manufacturer to conform to mutually agreed upon Specifications.
     10.02. Indemnification by Distributor. Distributor shall defend Manufacturer and its directors, officers and employees and any Affiliate from and against any and all claims and suits brought by an independent third party to the extent based upon, and shall indemnify and hold Manufacturer and its directors, officers and employees and any affiliate of Manufacturer harmless from and against any and all losses, damages, penalties, liabilities, judgments, amounts paid in settlement, fines and expenses (including court costs and reasonable fees of attorneys and other professionals) for (a) any product liability or other claim relating to the unloading, storage, handling, use, or disposal, except to the extent caused by failure of the Products to conform to Specifications.
     10.03. Conditions of Indemnification. A Party seeking indemnification shall give prompt written notice to the indemnifying Party of the commencement of any action, suit, or proceedings for which indemnification may be sought, and the indemnifying Party, through counsel satisfactory to the indemnified Party shall assume the defense thereof; provided, however, that the indemnified Party shall be entitled to participate in any such action, suit, or proceeding with counsel of its own choice, but at its own expense. If the indemnifying Party fails to assume the defense within a reasonable time, the indemnified Party may assume such defense and the fees and expenses of its attorneys will be covered by the indemnity provided for in Section 10.01 or 10.02 as applicable. Notwithstanding anything in this Article 10 to the contrary, an indemnifying Party shall not, without the written consent of the indemnified Party, which consent shall not be unreasonably withheld:
(a)	settle or compromise any action, suit, or proceeding or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified Party of a written release from all liability in respect of such action, suit, or proceeding; or

(b)	settle or compromise any action, suit, or proceeding in any manner which may adversely affect the indemnified Party or its Affiliates.
11. Insurance.
     11.01. Distributor’s Insurance. Distributor shall secure and maintain during the Term an insurance policy or policies protecting the Distributor and Manufacturer against any loss, liability or expense whatsoever, including product liability, worker’s compensation, personal injury, fire, theft, death, property damage or otherwise, arising from the Distributor’s business. Such policy or policies shall include general liability coverage of not less than ** US dollars (US $**) per person and ** US dollars (US $**) combined single limit per accident for bodily injury and property damage coverage of **US dollars (US $**). Distributor shall furnish Manufacturer with certificates evidencing all such insurance, which certificates shall contain provisions requiring the insurance carriers to give the Manufacturer at least thirty (30) days’ prior written notice of any cancellation or material change in any such policy. Manufacturer shall be an additional named insured on such policy or policies.
     11.02. Manufacturer’s Insurance. Manufacturer represents that it has and will maintain in effect during the Term a broad form vendor’s liability insurance with limits of not less than ** dollars ($**). Manufacturer will furnish Distributor with certificates evidencing such insurance.

**	REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

12. Reports and Records.
     12.01. Reports. Within thirty (30) days of the expiration of each calendar quarter during the Term, Distributor agrees to furnish Manufacturer with a report regarding the total dollar volume of Products purchased by Distributor, marketing efforts to prospective customers in the Territory during such quarter and the dollar value of each type of Product in Distributor’s inventory as of the end of such quarter.
     12.02. Records. Distributor agrees to maintain copies of all documentation relating to its purchase, sale, storage and distribution of Products under this Agreement. If requested in writing by Manufacturer, Distributor shall permit Manufacturer to have access to such documentation at Distributor’s place of business during ordinary business hours. In the event of the termination of this Agreement, Distributor agrees to deliver the Manufacturer all records related to the sales and distribution of the Products in the Territory within thirty (30) days of termination.
13. Intellectual Property Rights.
     13.01. Products. Manufacturer shall remain the exclusive owner of all right, title and interest in and to all intellectual property rights in the Products. No license to or assignment of any patent, invention, patent right, material right, or trade secret anywhere in the world by Manufacturer is conveyed by this Agreement. If the Products, alone and not in combination with any other substance or object, infringe or misappropriate the rights of any third party, Manufacturer shall have the right, at its option, to (i) procure the right to continue to supply the Products to Distributor for use as provided in this Agreement; or (ii) terminate this Agreement without liability to Distributor. Distributor hereby agrees to notify Manufacturer immediately of any third-party infringement or potential infringement of any intellectual property right held by Manufacturer in the Territory.
     13.02. Acknowledgment of Rights in Trademarks. Distributor acknowledges that Manufacturer shall maintain ownership of all right, title and interest in and to the names and certain related designs associated with the Products (the “Trademarks”), including any new or revised names or designs which Manufacturer may adopt to identify it or any Product during the Term. Distributor agrees not to adopt or use any of the Trademarks in any manner whatsoever except as expressly provided in this Agreement. Distributor does not have, and shall not acquire, any interest in or right to use any other trademark or trade names owned by Manufacturer unless otherwise expressly agreed to by Manufacturer in writing.
     13.03. License to Use Trademarks. Manufacturer hereby grants Distributor a license during the Term to use the Trademarks in the Territory, provided that they are used solely in connection with the marketing and sale of the Products and in accordance with Manufacturer’s Specifications. Distributor shall not use any of the Trademarks as or as part of its corporate or business name or the name of any business entity or division which is controlled by it, whether an affiliate or otherwise. Distributor covenants that the materials prepared in connection with Distributor’s permitted uses any of the Trademarks shall be of as high a quality as the materials prepared by Distributor in connection with Distributor’s uses of its own marks. Upon written request by Manufacturer, no more than once per calendar year, Distributor shall furnish to

Manufacturer, without charge, representative samples of all printed items used or to be used by Distributor that bear a Trademark to ensure appropriate size, placement and usage of the Trademarks.
     13.04. Registration. Distributor agrees not to apply for registration of any Trademarks in the Territory or for any mark confusingly similar thereto. Manufacturer may elect to apply for registration of one or more of the Trademarks in the Territory at its expense, and, in such event, Manufacturer shall so notify Distributor and Distributor shall assist and cooperate with the Manufacturer in connection therewith.
     13.05. Defense of Intellectual Property Claims. In the event that any claim or suit is brought against Distributor or its customers by a third party alleging infringement of any patent, copyright or other intellectual property rights, Manufacturer agrees, at its expense, to defend Distributor and its customers against such claim or suit to the extent set forth in Article 8 of the Statement of Terms and Conditions attached hereto as EXHIBIT D.
     13.06. Trademark Rights upon Termination. Upon expiration or termination of this Agreement, Distributor will take all action necessary to transfer and assign to Manufacturer, or its nominee, any right, title or interest in or to any of the Trademarks, and the goodwill related thereto, which Distributor may have acquired in any manner as a result of the handling and selling of Products under this Agreement, and Distributor shall cease to use any Trademark of Manufacturer.
14. Relationship of Parties.
     14.01. Independent Contractor Status. Nothing contained in this Agreement shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between Distributor and Manufacturer, nor construed to constitute Distributor as an employee of Manufacturer. Distributor shall not hold itself out as such. Distributor has no right or authority to incur, assume or create, in writing or otherwise, any warranty, liability or other obligation of any kind, express or implied, in the name of or on behalf of Manufacturer, it being intended that both Distributor and Manufacturer each shall remain an independent contractor responsible for its own actions. All contracts, expenses and liabilities undertaken or incurred by one Party in connection with or relating to the development, manufacture or sale of Products shall be undertaken, incurred or paid exclusively by that Party, and not as an agent or representative of the other Party. Distributor agrees to indemnify and hold Manufacturer harmless from and against any damage or expenses, including reasonable attorney fees, arising out of a breach of the provisions of this Section 14.01.
     14.02. No Franchise. Nothing contained in this Agreement shall be construed to create a franchise or make either Party the franchisee of the other. Distributor hereby releases any claims that Manufacturer has violated any franchise disclosure or other franchisor obligation in connection with the creation of this Agreement.

15. Term of Agreement.
     15.01. Term. The initial term of this Agreement shall commence on the Effective Date and shall continue until the second anniversary of the Effective Date (the “Initial Term”). Unless earlier terminated pursuant to this Agreement, this Agreement shall renew at the end of the initial Term for subsequent one (1) year renewal terms (each, a “Renewal Term,” and together with the Initial Term, the “Term”), unless either party gives at least ** days notice of intent not to renew.
     15.02. Quotas for Additional Term. In the event that this Agreement is renewed for an additional term pursuant to Section 15.01 above, at least ** days prior to the beginning of each Renewal Term the Parties shall negotiate in good faith applicable Quotas for such Renewal Term.
16. Termination.
     16.01. Events of Termination. In addition to Manufacturer’s right to terminate this Agreement pursuant to Section 3.04 above, either Party may terminate this Agreement as follows:
     (a) Bankruptcy, Etc. Immediately upon written notice to the other Party in the event that: (a) proceedings in bankruptcy or insolvency are instituted by or against either Party, (b) a receiver, receiver and manager, administrator, trustee or inspector, or other person with similar powers, is appointed in respect to all or any part of either Party’s assets, (c) an application for the winding up of either Party is presented and not withdrawn or dismissed within 21 days or an order is made or resolution is passed for the winding up of either Party, (d) either Party is unable to pay all of its debts as and when they become due and payable or is deemed to be insolvent under any provision of any statute or any other law, (e) either Party makes an assignment for the benefit of its creditors, (f) any substantial part of the assets of either Party is the object of attachment, sequestration or other type of comparable proceeding, and such proceeding is not vacated or terminated within thirty (30) days after its commencement or institution, or (g) either Party ceases to carry on all or a substantial part of its business, provided however that the Distributor shall not be permitted to terminate this Agreement as a result of Manufacturer’s divestiture of any part of its business or any acquisition of or merger with Manufacturer by another entity.
     (b) Default. If one Party commits a material breach of any of the terms or provisions of this Agreement and does not cure such breach within thirty (30) days after receipt of written notice given the by other Party and such termination shall be effective immediately upon written notice to the defaulting Party following such cure period;
     (c) Licenses. Immediately if either Party is unable to obtain or renew any permit, license, patent or other governmental approval necessary to carry on the business contemplated under this Agreement.

**	REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

     16.02. Rights upon Termination. Upon termination of this Agreement, by expiration of the Term or otherwise, all further rights and obligations of the Parties shall cease, except that the Parties shall not be relieved of (i) any accrued rights or remedies or any duty to discharge in full any obligation accrued or due prior to the date of termination, including their respective obligations to pay any moneys due or which become due as of or subsequent to the date of termination, and (ii) all other respective rights and obligations under Articles 7, 8, 10, and 13 of this Agreement. Except as otherwise expressly provided in this Section 16.02, upon termination or expiration of this Agreement, no consideration or indemnity shall be payable to Distributor either for loss of profit, goodwill, creation of clientele or other like or unlike items, nor for advertising costs, costs of samples or supplies, termination of employees, employees’ salaries and other like or unlike items.
     16.03. Termination Without Cause and Termination Fee. Manufacturer may terminate this Agreement at anytime without cause upon sixty (60) days notice, provided that Manufacturer shall pay Distributor a Termination Fee within ** days of the effective date of such a termination if such termination occurs after the Initial Term. The Termination Fee shall equal **. Non-renewal of this Agreement as set forth in Section 15.01 shall not constitute termination without cause under this section and shall not entitle Distributor to a Termination Fee.
     16.04. Repurchase. Upon termination or expiration of this Agreement, Distributor shall return to Manufacturer all of the Products in Distributor’s possession or under Distributor’s control and unsold on the date of expiration or termination of this Agreement. Manufacturer shall pay Distributor for the Products so returned that have a remaining shelf life of at least ** days upon receipt by Manufacturer. The price Manufacturer shall pay for such returned goods shall be equal to Distributor’s direct costs therefor (exclusive of overhead) less a ** percent (**%) restocking charge. In the event of a termination without cause, the restocking charge will be waived.
17. Noncompete/Nonsolicitation.
     17.01. In consideration for the payments made by Manufacturer under this Agreement, Distributor:
     (a) will not for a period of one (1) year after termination of this Agreement, be in any way involved in the importation, manufacture, promotion, marketing, distribution or sale of any products in the Territory which are directly competitive with the Products or any of them;
     (b) will use all reasonable efforts to transfer or assign to Manufacturer or a third party nominated by Manufacturer all then-current agreements between Distributor and customers for the supply of Products;
     (c) will provide Manufacturer with a copy of its customer list used for the purposes of marketing, promoting and selling the Products in the Territory;

**	REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

     (d) will promptly return all Product literature held by Distributor in respect of the Products to Manufacturer or comply with any reasonable directions given by Manufacturer regarding its disposal; and
     (e) will use reasonable efforts to ensure the smooth transition of the distribution services provided by Distributor to Manufacturer under this Agreement to such third party distributor nominated by Manufacturer.
     17.02. During the term of this Agreement and for a period of two (2) years thereafter, Distributor will not directly or indirectly hire any employee of Manufacturer or solicit or encourage any employee to leave the employ of Manufacturer.
18. Miscellaneous.
     18.01. Force Majeure. If the performance of any obligation under this Agreement, is prevented, restricted or interfered with by reason of war, revolution, civil commotion, acts of public enemies, blockade, embargo, strikes, any law, order, proclamation, regulation, ordinance, demand, or requirement having a legal effect of any government or any judicial authority or representative of any such government, or any other act whatsoever, whether similar or dissimilar to those referred to in this Section 18.01, which is beyond the reasonable control of the Party affected, then the Party so affected shall, upon giving prior written notice to the other Party, be excused from such performance to the extent of such prevention or interference, provided that the Party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed.
     18.02. Entire Agreement and Modification. This Agreement constitutes the entire agreement between the Parties hereto and supersedes all previous negotiations, agreements and commitments with respect thereto, and shall not be released, discharged, changed or modified in any manner expect by instruments signed by duly authorized officers or representatives of each of the Parties hereto.
     18.03. Applicable Law. Any claim or controversy relating in any way to this Agreement shall be governed and interpreted exclusively in accordance with the laws of The State of Tennessee. If Manufacturer so elects in its sole discretion, Distributor hereby agrees that all controversies arising from or relating to this Agreement shall be initiated in a state or federal court located in The State of Tennessee and, accordingly, irrevocably consents to the jurisdiction and to the service of process, pleadings and notices in connection with any and all actions and processes initiated in any state or federal court in said State. Neither the 1980 United Nations Convention on Contracts for the International Sale of Goods nor the United Nations Convention on the Limitation Period in the International Sale of Goods will apply to this Agreement or any transaction under it.
     18.04. Severability. If any provision of this Agreement or the application thereof to any Party or circumstances shall be declared void, illegal or unenforceable, the remainder of this Agreement shall be valid and enforceable to the extent permitted by applicable law. In such event, the Parties shall use their best efforts to replace the invalid or unenforceable provision by a provision that, to the extent permitted by the applicable law, achieves the purposes intended under the invalid or unenforceable provision. Any deviation by either Party from the terms and provisions of this Agreement in order to comply with applicable laws, rules or regulations shall not be considered a breach of this Agreement.
     18.05. Waiver of Compliance. Any failure by any Party hereto at any time to enforce any term or condition under this Agreement shall not be considered a waiver of that Party’s right thereafter to enforce each and every term and condition of this Agreement.
     18.06. Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be sent to the respective Parties at the following addresses, or to such other addresses as may be designated by the Parties in writing from time to time in accordance with this Section 18.06, by registered or certified air mail, postage prepaid, or by express courier service, service fee prepaid, or by telefax with a hard copy to follow via air mail or express courier service in accordance with this Section 18.06.
TO MANUFACTURER:
Attention: Steven Hirsch, COO
BioMimetic Therapeutics, Inc.
389-A Nichol Mill Lane
Franklin, TN 37067
United States
FAX: 615-844-1281
With a copy to:
Attention: General Counsel
BioMimetic Therapeutics, Inc.
389 Nichol Mill Lane
Franklin, TN 37067
United States
FAX: 615-236-4457
TO DISTRIBUTOR:
Attention:
Joint Solutions Alliance Corporation
975 Fraser Drive, Unit 18
Burlington, ON L7L 4X8
Canada

With a copy to:
Lesley Munk / Michael Scan
Fogler Ruginoff
95 Wellington Street, West
13th Floor Mailroom
Toronto Dominion Centre
Toronto, Ontario
Canada M5J 2Z9
All notices shall be deemed received (i) if given by hand, immediately, (ii) if given by air mail, three (3) business days after posting, (iii) if given by express courier service, the next business day in the jurisdiction of the recipient, or (iv) if given by telefax, upon receipt thereof by the recipient’s telefax machine as indicated either in the sender’s identification line produced by the recipient’s telefax machine, or in the sender’s transmission confirmation report as produced electronically by the sender’s telefax machine.
     18.07. Assignment. Distributor shall not assign, transfer or otherwise dispose of this Agreement in whole or in part to any individual, firm or corporation without the prior written consent of Manufacturer.
     18.08. Arbitration. In the event of any controversy or claim arising out of or relating to this Agreement, the Parties hereto shall consult and negotiate with each other and, recognizing their mutual interests, attempt to reach a solution satisfactory to both Parties. Such negotiation shall commence within seven (7) days of either Party giving formal written notice detailing the nature of the controversy or claim. If the Parties do not reach settlement within a period of 60 days of such notice, then any unresolved controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with the International Arbitration Rules of the International Centre for Dispute Resolution. The arbitration shall be administered by the American Arbitration Association, and all arbitration proceedings shall be conducted in Nashville, TN USA.
     18.09. Headings. Section headings are for convenience only and will not be deemed to affect in any way the language of the provisions to which they refer.
     18.10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

     The Parties have caused this Agreement to be executed by their respective duly authorized representative as of the Effective Date.

BioMimetic Therapeutics, Inc.		Joint Solutions Alliance Corporation

By:	/s/ Earl Douglas	By:	/s/ Alan Tanner

	Name: Earl Douglas		Name: Alan Tanner
	Title: General Counsel		Title: President
	Date: April 18, 2008		Date: April 12, 2008

EXHIBIT A
PRODUCTS
GEM OS1 Bone Graft
SPECIFICATIONS
GEM OS1 consists of:
•	**

•	**
GEM OS2 Bone Graft Putty
SPECIFICATIONS
GEM OS2 consists of:
•	**

•	**

•	**

•	**

**	REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

EXHIBIT B
ROLLING FORECAST

To:	James Monsor
Vice President, Operations
BioMimetic Therapeutics, Inc.
389A Nichol Mill Lane
Franklin, TN 37067 USA
615-236-4466 (fax)
jmonsor@biomimetics.com

Period	Units
Q3 - 2008 - Binding Quarter
July 2008
August 2008
September 2008

Q4 2008 - Binding Quarter
October 2008
November 2008
December 2008

Q1 2009 - Nonbinding Quarter
January 2009
February 2009
March 2009

Q2 2009 - Nonbinding Quarter
April 2009
May 2009
June 2009

EXHIBIT C
PRODUCT PRICE SCHEDULE
GEM OS1 **
GEM OS2 **

**	REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

EXHIBIT D
STATEMENT OF TERMS AND CONDITIONS
(Effective [date])
1. Acceptance of Orders. Orders shall not be binding upon Manufacturer until accepted in writing by an authorized representative of Manufacturer.
2. Delivery.
     (a) Shipping dates are approximate and deliveries are subject to unavoidable delays.
     (b) Manufacturer shall have the right to deliver all of the goods at one time or in installments from time to time within the time of delivery herein provided.
     (c) When delivery in installments is chosen by Manufacturer, the delivery of nonconforming goods, or a default of any nature, in relation to one or more installments of this contract will not substantially impair the value of this contract as a whole, and will not constitute a total breach of the contract as a whole.
     (d) When delivery in installments is chosen by Manufacturer, Manufacturer shall prepare an invoice showing the price of the goods shipped at the time of each shipment under this contract, and the Distributor shall pay the amount of this invoice at the time of delivery.
3. Acceptance and Return of Goods.
     (a) The goods shall be inspected upon tender to the Distributor. Failure to inspect within ten (10) days after tender shall constitute a waiver of the Distributor’s rights of inspection and shall be equivalent to acceptance of the goods. In the event of any shortage, damage or discrepancy in or to a shipment of Products or in the event any of the Products fail to comply with the then current Specifications for the Products, Distributor shall report the same to Manufacturer within ten (10) days after delivery thereof to Distributor and furnish such written evidence or other documentation as Manufacturer reasonably may deem appropriate. If the substantiating evidence delivered by Distributor reasonably demonstrates that such shortage, damage or discrepancy or nonconformity with Specifications existed at the time of delivery of the Products, Distributor may return the Products to Manufacturer, at Manufacturer’s expense, and, at Distributor’s request, Manufacturer shall use all reasonable efforts to deliver promptly replacement Products to Distributor in accordance with the delivery procedures set forth herein. Any Products not rejected by Distributor by written notice given to Manufacturer within such ten (10) day period (other than Products containing latent defects not readily observable by Distributor) shall be deemed to have been accepted by Distributor. Prior to returning any Product for any reason, Distributor will first obtain prior authorization from Manufacturing, and Distributor shall following all shipping and labeling instructions given by Manufacturer for returning the Product.
     (b) Distributor agrees to pay all costs of inspection.
4. Payment Terms. See Section 4.02 of the Distribution Agreement between the Parties.
5. Taxes. Prices are exclusive of all government excise, sales, use, occupational, value added or like taxes and, therefore, are subject to an increase equal in amount to any tax Manufacturer may be required to collect or pay upon the sale or delivery of the items purchased.
6. Warranty.
Limited Warranty. Manufacturer warrants to Distributor that the Products in each shipment (a) shall have been produced in accordance with QSR and/or cGMP; (b) shall conform to the Specifications and the accompanying Certificate of Analysis on the date that the shipment is delivered to Distributor; and (c) shall not be adulterated or misbranded and shall comply with the applicable laws and regulations, and regulatory approvals. Written notice and an explanation of the circumstances of any claim that the goods have proved defective in material or workmanship shall be given promptly by Distributor to Manufacturer. DISTRIBUTOR’S SOLE AND EXCLUSIVE REMEDY IN THE EVENT OF DEFECT IS EXPRESSLY LIMITED TO THE CORRECTION OF SUCH DEFECT BY MANUFACTURER AT ITS ELECTION AND SOLE EXPENSE, EXCEPT THAT THERE SHALL BE NO OBLIGATION TO REPLACE OR REPAIR ITEMS WHICH BY THEIR NATURE ARE EXPENDABLE. If Manufacturer is unable to replace or repair the defective goods, Manufacturer shall refund to Distributor that portion of the purchase price allocable to such goods. No representation or other affirmation of fact not set forth herein, including, but not limited to, statements regarding capacity, suitability for use, or performance of the goods, shall be or be deemed to be a warranty or representation by Manufacturer for any purpose, nor give rise to any liability or obligation of Manufacturer whatever. EXCEPT AS SPECIFICALLY PROVIDED IN THIS DOCUMENT, THERE ARE NO OTHER WARRANTIES EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANT-ABILITY OR FITNESS FOR A PARTICULAR PURCHASE.
7. Limitation of Liability. IN NO EVENT SHALL MANUFACTURER BE LIABLE FOR LOSS OF PROFITS OR INCIDENTAL, INDIRECT, SPECIAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR OTHER SIMILAR DAMAGES ARISING OUT OF ANY BREACH OF THIS CONTRACT OR OBLIGATIONS UNDER THIS CONTRACT HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), WHETHER OR NOT MANUFACTURER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
8. Defense of Infringement Claims. If notified promptly in writing of any action, and all prior claims relating to such action, brought against the Distributor based on a claim that Distributor’s use of the goods infringes a patent or other intellectual property right, and if given access by Distributor to any information Distributor has regarding such alleged infringement, Manufacturer agrees to defend Distributor in such action at its expense and will pay any costs or damages finally awarded against Distributor in any such action, provided the Manufacturer shall have had sole control of the defense of any such action and all negotiations for its settlement or compromise. In the event that a final injunction shall be obtained against the Distributor’s use of the goods or any of their parts by reason of infringement of a patent or other intellectual property right, or if in Manufacturer’s opinion the goods are likely to become the subject of a claim of infringement of a patent or other intellectual property right, Manufacturer will, at its option and at its expense, either procure for the Distributor the right to continue using the goods, replace or modify the same so they become noninfringing, or grant the Distributor a credit for such goods as depreciated and accept their return. The depreciation shall be an equal amount per year over the lifetime of the goods as established by Manufacturer. Manufacturer shall not have any liability to the Distributor under any provision of this clause if any infringement, or claim thereof, is based upon
(i)	the use of the goods in combination with other goods or devices which are not made by Manufacturer;

(ii)	the use of the goods in practicing any process not specifically permitted by the Product’s labeling;

(iii)	the furnishing to the Distributor of any information, data, service or applications assistance; or

(iv)	the use of the goods with modifications made by the Distributor.
The Distributor shall hold Manufacturer harmless against any expense, judgment or loss for infringement of any patent or other intellectual property right which results from Manufacturer’s compliance with the Distributor’s designs, specifications or instructions. No costs or expenses shall be incurred for the account of Manufacturer without the written consent of Manufacturer. THE FOREGOING STATES THE ENTIRE LIABILITY OF MANUFACTURER WITH RESPECT TO INFRINGEMENT OF PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHT BY THE PRODUCTS OR ANY PART THEREOF, OR BY THEIR OPERATION.
10. Interpretation and Other Parol Evidence. This writing is intended by the parties as final expression of their agreement and is intended also as a complete and exclusive statement of the terms of their agreement. No course of prior dealing between the parties and no usage of the trade shall be relevant to supplement or explain any term used in these terms and conditions. Acceptance or acquiescence in a course of performance rendered under these terms and conditions shall not be relevant to determine the meaning of these terms and conditions even though the accepting or acquiescing party has knowledge of the performance and opportunity for objection. Whenever a term defined by the Uniform Commercial Code, as adopted in Tennessee, is used in these terms and conditions, the definition contained in the Code is to control.
11. Modifications. These terms and conditions can be modified or rescinded only by a writing signed by both the parties or their duly authorized agents.
12. Waiver Ineffective. No claim or right arising out of or relating to a breach of these terms and conditions can be discharged in whole or in part by a waiver or renunciation of the claim or right unless the waiver or renunciation is supported by consideration and is in writing signed by the aggrieved party. Waiver by either Manufacturer or Distributor of a breach by the other of any provision of these terms and conditions shall not be deemed a waiver of future compliance therewith, and such provisions shall remain in full force and effect.
13. Statute of Limitations. Any action by a Distributor or Manufacturer for breach of these terms and conditions must be commenced within one (1) year after the cause of action has accrued.
14. Applicable Law. These terms and conditions shall be governed by and construed in accordance with the provisions of the Uniform Commercial Code as adopted by The State of Tennessee. Neither the 1980 United Nations Convention on Contracts for the International Sale of Goods nor the United Nations Convention on the Limitation Period in the International Sale of Goods will apply to this Agreement or any transaction under it.
15. Bankruptcy. In the event of any proceedings, voluntary or involuntary, in bankruptcy or insolvency by or against the Distributor, or in the event of the appointment, with or without the Distributor’s consent, of an assignee for the benefit of creditors or of a receiver, Manufacturer shall be entitled to cancel any unfilled part of these terms and conditions without any liability whatsoever.

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EXHIBIT E
TERMS TO BE INCLUDED IN QUALITY AGREEMENT
The Distributor(s) for Canada are required to follow the regulations regarding complaint, vigilance and recall for Canadian sales.
The Canadian Medical Device Regulations (CMDR) has specific guidelines on the handling of product failures within Canada (please reference the CMDR and the GHTF documents provided on vigilance and mandatory reporting). The GHTF is the guidance document from the Global Harmonization Task Force that documents the Device Adverse Reporting Systems for Canada. These regulations stipulate specific responsibilities for medical device importers and distributors with regard to reporting of incidences to Health Canada, complaint acceptance and processing and recalls. The requirements are detailed in sections 57-65 of the CMDR. These stipulations should be within the agreement/contract with each Canadian distributor. These issues need to be stipulated and enforced as a contractual issue.
Each Canadian distributor should have the appropriate licensing requirements for distributors within Canada for the distribution of medical devices.
Action Items:
1.	Each Distributor needs to demonstrate that they are aware of their regulatory responsibilities with regard to the CMDR and GHTF by one of the following methods:
a)	Documented proof of training on the CMDR and GDTF requirements.

b)	Documented proof of approval from Canadian Authorities for distribution in Canada, and/or documentation as an authorized, licensed distributor in Canada that meets the requirements of the CMDR and GHTF, for the distribution of medical devices.

c)	Documented proof of certification to ISO 13485.
2.	The Distributor has the responsibility to assure that complaints and mandatory reporting processes as defined in the CMDR and the GHTF will be performed. The Distributor has the responsibility to follow the appropriate requirements of the CMDR and the GHTF.

3.	The Distributor should assure that they have a copy of and follow the most current CMDR.
Reference:
1. GHTF/SG2/N6R3:2002

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